United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2012

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 25, 2012, OXiGENE, Inc. (the “Company”) received a notice from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) stating that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2).

The notification letter states that, pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until December 24, 2012, to regain compliance with the minimum closing bid price requirement. In order to regain compliance, shares of the Company’s common stock must maintain a minimum closing bid price of at least $1.00 per share for a minimum of ten consecutive business days. If the Company does not regain compliance by December 24, 2012, NASDAQ will provide written notification to the Company that the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. If the Company satisfies all of the requirements for listing on The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505, other than the minimum bid price requirement, the Company may be eligible for an additional 180 day grace period. The notification letter has no effect at this time on the listing of the Company’s common stock on The NASDAQ Capital Market.

The Company intends to actively monitor the bid price for its common stock during the 180-day compliance period. During this period, the Company intends to continue to pursue and execute on strategies that are designed to enhance the value of its assets, including, in particular, its plans to advance its lead product candidate ZYBRESTAT® to a pivotal Phase 3 program in anaplastic thyroid cancer.

On June 27, 2012, the Company issued a press release regarding this matter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Press release dated June 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: June 27, 2012	/s/ Peter J. Langecker
By: Peter J. Langecker
Its: Chief Executive Officer